Exhibit 10.1

Letter of Engagement
Entrada Networks, Inc.
November 10, 2004

The following sets forth the agreement (the "Agreement") for the engagement of Trilogy Capital Partners, Inc. ("Trilogy") by Entrada Networks, Inc. ("ESAN" or the "Company"):

Term	6 months, commencing as of the date set forth above (the "Initial Term"), and terminable thereafter upon 30 days’ written notice by either party.
Objective
The development and implementation of a proactive marketing program to increase the awareness of ESAN technology to generate a significant increase in market capitalization. In addition, to the extent requested by ESAN, Trilogy will assist ESAN in business development, capital raising and strategic advisory services.

The Program
The marketing program structured and implemented by Trilogy is designed to create extensive financial market and investor awareness for ESAN to drive long-term shareholder support. The core drivers of the program are creating institutional and retail buying in the Company’s stock through a proactive sales and marketing program emphasizing technology-driven communications, coupled with 1-to-1 selling and leveraging ESAN’s image to attract additional long term investors and to create additional opportunities in M&A and business development. As share price is affected by various factors, no assurance can be given that the marketing program will result in an increase in ESAN’s stock price.
Trilogy understands that during any period in which the Company is in "registration" for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the Company’s investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determine what investor relations and financial marketing efforts are permissible and non-permissible during such periods, and Trilogy will follow the direction of the Company and its securities counsel.

Responsibilities
In addition to marketing and financial public relations, Trilogy will assume the responsibilities of an in-house Investor Relations Officer for ESAN on a full turnkey basis, including the generation of corporate and shareholder communications, retail and institutional investor contact and media. Trilogy will work in conjunction with the Company’s management, securities counsel, investment bankers and auditors, at all times under supervision of the Company’s management. Trilogy will assist the Company with the following:
•    Campaign Development and Execution
•    Press Announcements: drafting, approval and distribution
•    Database Development and Management
•    Image Analysis: recommendations and implementation
•    Messaging: institutional and retail
•    Online presentations: drafting and production responsibilities
•    Website Overhaul - installation and maintenance of auto IR program
•    Email messaging: targets: Retail and Institutional/Other databases
•    Media including Interactives and PowerPoints
•    Direct Mail: shareholder, media, ESAN relationship universe
•    Public Relations
•    Capital Conferences
All press releases, advertising, or other statements disseminated by Trilogy on behalf of the Company must be approved in advance by the Company.
The Company assumes full responsibility for compliance with federal and state securities laws in connection with the publication and dissemination of press releases, advertising and other statements disseminated by Trilogy which have been approved by the Company, including without limitation compliance with Regulation FD.

Fees	$10,000 per month. Wiring information is set forth below.
Equity Compensation	Concurrently herewith ESAN has issued to Trilogy Warrants to purchase 10,000,000 shares of its Common Stock.
Marketing Budget
To support the financial marketing program, ESAN acknowledges that it will incur certain reasonable third party marketing costs. The marketing costs will be approved in advance, in writing, by ESAN prior to Trilogy incurring such expenses on behalf of ESAN.

Indemnification	The Company agrees to provide the indemnification set forth in Exhibit A attached hereto.
Corporate Obligations
The obligations of Trilogy are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

Additional Services
If Trilogy is called upon to render services directly or indirectly relating to the subject matter of this Agreement, beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rate for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy’s counsel.

Survival of Certain Provisions
The Sections entitled "Indemnification" (including "Exhibit A"), "Corporate Obligations" and "Additional Services" shall survive any termination of this Agreement and Trilogy’s engagement pursuant to this Agreement. In addition, such termination shall not terminate Trilogy’s right to compensation accrued through the date of termination and for reimbursement of expenses. Any purported termination of this Agreement by the Company prior to the end of the Initial Term, or any termination by Trilogy as a result of non-payment or other material breach by the Company, shall not terminate Trilogy’s right to the monthly fee through the entire Initial Term (as Trilogy’s time and commitment are expected to be greater in the first part of its engagement).

Services/Costs
The compensation paid to Trilogy under this Agreement will cover all costs for Trilogy personnel. Trilogy travel and entertainment costs directly attributable to this program and approved in writing by ESAN will be reimbursed on an actual cost basis upon submission of an expense report accompanied by actual receipts. All costs shall be reasonable and in accordance with ESAN policy which includes reasonable coach airfare within the United States. In addition, Trilogy will not incur other reimbursable costs of $250 or more without the express written approval from ESAN.

Attorneys’ Fees
If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.

Governing Law
This Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law thereof. Both parties submit to personal jurisdiction in California and further agree that any cause of action under this Agreement must be brought only in a state or federal court in California.

Agreed and Accepted:

Entrada Networks, Inc. By /s/ Kanwar J. S. Chadha Kanwar J.S. Chadha Ph.D President and Chief Executive Officer	Trilogy Capital Partners, Inc By A. J. Cervantes A.J. Cervantes, President

Wiring:
Trilogy Capital Partners, Inc.
Signature Bank New York
Private Client Group
New York, NY 10016
Account: 1500375287
ABA: 026013576

EXHIBIT A

Indemnification Provisions

Entrada Networks, Inc., (the "Company"), unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless Trilogy Capital Partners, Inc. ("Trilogy") and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the "Indemnified Persons") from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement ("Indemnified Claim"). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any misstatement of fact or omission of fact, or any inaccuracy in any information provided or approved by the Company in connection with the engagement, including information in any SEC filing, press release, website, marketing material or other document, whether or not the Indemnified Persons relied thereon or had knowledge thereof. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage which is finally determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person.

If any proceeding shall be brought or asserted under these provisions against an Indemnified Person in respect of which indemnity may be sought under these provisions from the Company, the Indemnified Person shall give prompt written notice of such proceeding to the Company who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person (or if more than one, Trilogy) and the payment of all reasonable expenses; provided that any delay or failure to notify the Company shall relieve the Company of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Company’s obligations and liability under and pursuant to the indemnifications set forth in these provisions. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the Company has agreed to pay such fees and expenses; or (ii) the Indemnified Person shall in good faith determine that there exists actual or potential conflicts of interest which make representation by the same counsel inappropriate and the Company refuses to provide separate counsel. In the event that the Company, within five days after notice of any such proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such proceeding, for the account of the Company, subject to the right of the Company to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof by reimbursing the Indemnified Person for all fees and costs incurred to date. Anything in these provisions to the contrary notwithstanding, the Company shall not, without the prior written consent of Trilogy (if Trilogy is an Indemnified Person) or the Indemnified Person if Trilogy is not an Indemnified Person, settle or compromise any proceeding or consent to the entry of any judgment with respect to any proceeding; provided, however, that the Company may, without the Indemnified Person’s prior written consent, settle or compromise any such proceeding or consent to entry of any judgment with respect to any such proceeding that requires solely the payment of money damages by the Indemnified Person and that includes as an unconditional term thereof, the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such proceeding.